Exhibit 99.1

CONTACT:

Steve Martens, VP Investor Relations

Molex Incorporated

630-527-4344

For Immediate Release

MOLEX REPORTS FIRST QUARTER RESULTS AND RECORD ORDERS

Lisle, Illinois – October 23, 2012 — Molex Incorporated (NASDAQ: MOLX and MOLXA), a global electronic components company, today reported results for its first quarter ended September 30, 2012.

First Quarter Results

	Three Months Ended
USD millions, except per share data	Sept. 30, 2012	Jun. 30, 2012	Sept. 30, 2011
Net revenue	$916.9	$858.5	$936.0
Net income	71.3	72.0	80.5
Earnings per share	0.40	0.40	0.46

Net revenue for the September 2012 quarter was $916.9 million, a 6.8% increase from the June 2012 quarter and a 2.0% decline from the September 2011 quarter. In local currencies, net revenue rose 6.9% compared with the June 2012 quarter and increased 0.6% compared with the September 2011 quarter. Orders for the September 2012 quarter were a record $943.9 million, an increase of 4.8% from the June 2012 quarter and 3.7% from the September 2011 quarter, resulting in a book-to-bill ratio of 1.03 to 1.0 for the September 2012 quarter.

Net income for the September 2012 quarter was $71.3 million or $0.40 per share, compared with $72.0 million, or $0.40 per share, for the June 2012 quarter and $80.5 million, or $0.46 per share, for the September 2011 quarter.

“Despite challenging global economic conditions and growing uncertainty in end markets, Molex continues to introduce new products driving growth higher than the overall connector market. With our reputation for quality, customer service and engineering, Molex is recognized as an industry leader and increasingly the supplier of choice as our customers continue to require innovative interconnect solutions,” commented Martin P. Slark, Chief Executive Officer. “We have been expanding our M&A efforts over the past year and are pleased to announce that we acquired Affinity Medical Technologies in early October. Affinity manufactures custom medical interconnect products and systems and will complement our strategy of focusing on high growth markets.”

Other financial highlights for the quarter ended September 30, 2012:

•

Gross profit margin was 29.3%, compared with 30.0% in the June 2012 quarter and 31.3% in the September 2011 quarter. The current quarter gross margin was impacted by start-up costs and product mix related to new programs launched in the quarter.

•

SG&A expense was $163.1 million, compared with $161.6 million in the June 2012 quarter and $169.2 million in the September 2011 quarter. SG&A expense included insurance proceeds of $9.9 million ($0.03 per share) in the September 2012 quarter and $6.0 million ($0.02 per share) in the June 2012 quarter related to losses incurred from the March 2011 earthquake and tsunami in Japan.

•

Backlog was $445.3 million, an increase of 6.9% from the June 2012 quarter and 15.0% from the September 2011 quarter. These increases are the result of orders for new products that were launched in the September 2012 quarter.

•	Capital expenditures were $69.4 million or 7.6% of revenue.

•	Inventory days outstanding was 84 days compared with 87 days in the June 2012 quarter and 84 days in the September 2011 quarter.

•	Accounts receivable days outstanding was 69 days compared with 70 days in the June 2012 quarter and 69 days in the September 2011 quarter.

•	The effective tax rate was 30.8%.

•	Cash dividends paid were $0.22 per share, an increase of 10% from the June 2012 quarter.

Outlook

Based upon current order rates and customer backlog, the Company estimates revenue in a range of $930 to $970 million for the December 2012 quarter. At this level of revenue, the Company expects earnings per share in a range of $0.36 to $0.40, assuming constant foreign currency rates, unchanged commodity prices and an effective tax rate of 32%.

Earnings Conference Call Information

A conference call will be held on Tuesday, October 23, 2012 at 8:30 a.m. central time. Please dial (888) 679-8018 to participate in the call. International callers should dial (617) 213-4845. Please dial in at least five minutes prior to the start of the call and refer to participant pass code 14202097. Internet users will be able to access the webcast, including slide materials, live and in replay in the “Investors” section of the Company’s website at www.molex.com. A 48-hour telephone replay will be available at approximately 10:30 a.m. central time at (888) 286-8010 or (617) 801-6888 / pass code 84134444.

Other Investor Events

Nov. 14, 2012 – UBS Global Technology Conference in New York

Dec. 04, 2012 – NASDAQ OMX 29th Investor Program in London

Forward-Looking Statements

Statements in this release that are not historical are forward-looking and are subject to various risks and uncertainties that could cause actual results to vary materially from those stated. Words such as “expect,” “anticipate,” “outlook,” “forecast,” “could,” “project,” “intend,” “plan,” “continue,” “believe,” “seek,” “estimate,” “should,” “may,” “assume,” “potential,” variations of such words and similar expressions are used to identify these forward-looking statements. Forward-looking statements are based on currently available information and include, among others, the discussion under “Outlook.” These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Respective risks, uncertainties, and assumptions that could affect the outcome or results of operations are described in Part 1, Item 1A of our Annual Report on Form 10-K for the year ended June 30, 2012, which is incorporated by reference and in other reports that Molex files or furnishes with the Securities and Exchange Commission.

We have based our forward-looking statements on our management’s beliefs and assumptions based on information available to management at the time the statements are made. We caution you that actual outcomes and results may differ materially from what is expressed, implied, or forecast by our forward-looking statements. Reference is made in particular to forward-looking statements regarding growth strategies, industry trends, global economic conditions, success of customers, cost of raw materials, value of inventory, availability of credit, foreign currency exchange rates, labor costs, protection of intellectual property, cost reduction initiatives, acquisition synergies, manufacturing strategies, product development introduction and sales, regulatory changes, competitive strengths, income tax fluctuations, natural disasters, unauthorized access to data, government investigations and outcomes of legal proceedings. Except as required under the federal securities laws, we do not have any intention or obligation to update publicly any forward-looking statements after the distribution of this report, whether as a result of new information, future events, changes in assumptions, or otherwise.

Molex Incorporated is a 74-year-old global manufacturer of electronic, electrical and fiber optic interconnection systems. Based in Lisle, Illinois, USA, the Company operates 41 manufacturing locations in 16 countries. The Molex website is www.molex.com.

# # #

Editor’s note: Molex is traded on the NASDAQ Global Select Market (MOLX and MOLXA) in the United States and on the London Stock Exchange. The Company’s voting common stock (MOLX) is included in the S&P 500 Index.

Molex Incorporated

Condensed Consolidated Balance Sheets

(in thousands)

	Sept. 30, 2012	June 30, 2012
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$685,972	$637,417
Marketable securities	16,111	14,830
Accounts receivable, less allowances of $37,401 and $37,876, respectively	770,976	751,279
Inventories	564,377	531,825
Deferred income taxes	109,101	110,789
Other current assets	38,341	33,098

Total current assets	2,184,878	2,079,238
Property, plant and equipment, net	1,178,875	1,150,549
Goodwill	161,163	160,986
Non-current deferred income taxes	52,653	50,038
Other assets	168,309	170,692

Total assets	$3,745,878	$3,611,503

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of short-term borrowings and long-term debt	$75,074	$104,933
Accounts payable	412,429	355,491
Accrued expenses:
Accrual for unauthorized activities in Japan	189,040	184,177
Income taxes payable	49,828	35,360
Other	228,098	212,035

Total current liabilities	954,469	891,996
Other non-current liabilities	19,321	18,174
Accrued pension and other postretirement benefits	113,847	115,176
Long-term debt	150,000	150,032

Total liabilities	1,237,637	1,175,378

Commitments and contingencies

Total stockholders’ equity	2,508,241	2,436,125

Total liabilities and stockholders’ equity	$3,745,878	$3,611,503

Molex Incorporated

Condensed Consolidated Statements of Income

(Unaudited)

(in thousands, except per share data)

	Three Months Ended September 30,
	2012	2011
Net revenue	$916,921	$935,985
Cost of sales	648,504	643,257

Gross profit	268,417	292,728

Selling, general and administrative	163,121	169,225
Unauthorized activities in Japan	2,561	2,922

Total operating expenses	165,682	172,147

Income from operations	102,735	120,581
Interest (expense), net	(810)	(1,391)
Other income	1,196	276

Total other income (expense), net	386	(1,115)

Income before income taxes	103,121	119,466
Income taxes	31,807	38,949

Net income	$71,314	$80,517

Earnings per share:
Basic	$0.40	$0.46
Diluted	$0.40	$0.46

Dividends declared per share	$0.2200	$0.2000

Average common shares outstanding:
Basic	176,621	175,466
Diluted	178,564	176,585

Molex Incorporated

Condensed Consolidated Statements of Cash Flows

(Unaudited)

(in thousands)

	Three Months Ended September 30,
	2012	2011
Operating activities:
Net income	$71,314	$80,517
Add non-cash items included in net income:
Depreciation and amortization	57,742	61,239
Share-based compensation	6,160	5,135
Other non-cash items	3,767	5,991

Changes in assets and liabilities:
Accounts receivable	(7,903)	22,927
Inventories	(28,902)	(18,260)
Accounts payable	49,569	(10,702)
Other current assets and liabilities	4,326	28,890
Other assets and liabilities	11,331	(25,188)

Cash provided from operating activities	167,404	150,549

Investing activities:
Capital expenditures	(69,413)	(42,804)
Proceeds from sales of property, plant and equipment	1,914	1,396
Proceeds from sales or maturities of marketable securities	3,168	4,868
Purchases of marketable securities	(4,099)	(2,777)
Insurance proceeds and other investing activities	9,722	—

Cash used for investing activities	(58,708)	(39,317)

Financing activities:
Proceeds from revolving credit facility	10,000	30,000
Payments on revolving credit facility	(10,000)	(195,000)
Payments on short-term loans and debt	(31,611)	(27,409)
Proceeds from issuance of long-term debt	—	150,000
Cash dividends paid	(38,827)	(35,068)
Exercise of stock options	1,715	620
Other financing activities	(1,026)	(1,014)

Cash used for financing activities	(69,749)	(77,871)

Effect of exchange rate changes on cash	9,608	(8,584)

Net increase in cash and cash equivalents	48,555	24,777
Cash and cash equivalents, beginning of period	637,417	532,599

Cash and cash equivalents, end of period	$685,972	$557,376